SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 15, 2008

TRAILER BRIDGE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-22837	13-3617986
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
10405 New Berlin Road East
Jacksonville, Florida		32226
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number including area code:	(904)-751-7100

Not Applicable
(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)
[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OFPRINCIPAL OFFICERS.

        On December 15, 2008, John D. McCown (‘McCown”) resigned as Chief Executive Officer of Trailer Bridge, Inc (the “Company”).  Mr. McCown will continue to serve as a director of the Company.  Mr. McCown’s employment agreement has been amended so that the Company will pay his severance in equal installments over a 24-month period (instead of 50% in a lump sum within 30 days after separation from service).  Additionally, on December 17, 2008, the Company purchased 100,000 common shares of the Company from Mr. McCown at $4.00 per share.

        On December 15, 2008, Ralph W. Heim, our President and Chief Operating Officer, was appointed to serve as interim Chief Executive Officer as the Board of Directors intends to conduct a search from both internal and external candidates to fill the position.  Mr. Heim, age 62, has served as President of the Company since November 1995 and Chief Operating Officer since January 1992.  From May 1991 until November 1995, Mr. Heim served as Vice President of the Company.  Prior to joining Trailer Bridge in 1991, Mr. Heim worked at Crowley Maritime Corporation for five years in various operating capacities primarily related to its Puerto Rico service.  His other transportation experience includes more than 15 years with Sea-Land, Puerto Rico Marine Management and U.S. Lines in diverse domestic and international assignments. Mr. Heim graduated from Jacksonville University with a B.S. in Business Management.

        “Going forward, I will be actively involved as a board member and as a large shareholder.  My interests continue to be fully aligned with maximizing shareholder value and I will do everything I can to achieve that goal” said Mr. McCown.

ITEM 9.01.	EXHIBITS

(d):	10.1	Agreement effective as of December 15, 2008 between John D. McCown, Jr. and
Trailer Bridge, Inc.

Signatures

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAILER BRIDGE, INC.

Date: December 18, 2008	By: /s/ William G. Gotimer, Jr.
William G. Gotimer, Jr.
Executive Vice President and General Counsel

3